FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 31, 2024		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the first quarter ended September  30, 2024.

Net sales for the first quarter ended September  30, 2024 were $3,201,868 compared to $3,373,938 for the same period in the prior year, a decline of $172,070 or 5.1%. The net loss for the three months ended September 30, 2024 was $419,535 compared to a net loss of $257,609 for the first quarter of the prior fiscal year.  Basic and diluted loss per common share for the first quarter of fiscal year 2025 was $0.05 compared to basic and diluted loss per common share of $0.03 for the comparable three-month period one year ago.

“Sales to our domestic distributors were down versus the prior year mainly due to timing of orders.  We also saw a decline in sales to our Education and Music customers,” Michael J. Koss, Chairman and CEO, said today.  “Backed by the launch of the next generation Porta Pro Wireless 2.0 in September 2024, sales to our two largest European distributors surpassed last year’s levels by over 30%. The Company also had an increase in Direct-to-Consumer (DTC) sales compared to the prior year, driven by several record-setting daily sales on Amazon, as well as the success of the Company’s Porta Pro Wireless 2.0 launch.”

Koss went on to explain that a favorable mix of customer and product sales drove a gross margins improvement to 36.6% compared to 31.6% one year ago as higher margins on sales of the new product complemented a higher volume of higher margin DTC sales.

“The adverse impact of a write-off in the first quarter of fiscal 2025 of some older, excess inventory was partially mitigated by the capitalization of freight costs into inventory for product purchases for the coming season,” Koss continued. “We saw a slight increase in freight rates, along with extended lead times related to port congestion, throughout the first quarter of fiscal year 2025.” Koss also pointed out that the Company expects transit rate increases to continue into the next quarter.  “We continue to monitor potential disruptions in the supply chain and will react as necessary to ensure adequate inventory levels in advance of the upcoming holiday season,” Koss said.

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of public health events, such as pandemics, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30
	2024	2023
Net sales	$3,201,868	$3,373,938
Cost of goods sold	2,028,942	2,306,248
Gross profit	1,172,926	1,067,690

Selling, general and administrative expenses	1,810,059	1,536,279

Loss from operations	(637,133)	(468,589)

Interest income	220,358	212,859

Loss before income tax provision	(416,775)	(255,730)

Income tax provision	2,760	1,879

Net loss	$(419,535)	$(257,609)

Loss per common share:
Basic	$(0.05)	$(0.03)
Diluted	$(0.05)	$(0.03)

Weighted-average number of shares:
Basic	9,310,002	9,234,795
Diluted	9,310,002	9,234,795